Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-142271 on Form S-8 of DCP Midstream Partners, LP of our report dated June 29, 2007 (October 16, 2007, as to the effects of the restatement discussed in Note 10) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the combined financial statements of the East Texas Midstream Business from the separate records maintained by DCP Midstream, LLC) relating to the combined financial statements of the East Texas Midstream Business as of December 31, 2006 and 2005 and for the three years in the period ended December 31, 2006 appearing in Amendment No. 2 to this Current Report on Form 8-K dated October 10, 2007.

/s/ Deloitte & Touche LLP

Denver, Colorado

October 16, 2007